Exhibit 10.1

PRODUCTION LICENSE AGREEMENT

IRAQI LIGHT ARMORED VEHICLES

This License Agreement (the “License Agreement”) is made the 13th day of June 2006:

Between:

Force Protection Industries, Inc., a Nevada corporation, whose address is 9801 Hwy 78, Bldg #1, Ladson, SC 29456, jointly with its corporate parent Force Protection, Inc. (hereinafter referred to as “FPI”)

-and-

BAE Systems Land & Armaments L.P., a Delaware limited partnership, acting through its Ground Systems Division, with its principle office at 1100 Bairs Road, York, PA 17404 (hereinafter referred to as “BAE”).

RECITALS

Whereas, FPI owns, possesses or has the right to use certain patents, patent applications, licensed technology, know-how, trade secrets, designs, copyrighted material, systems and other proprietary intellectual property (the “IP”) associated with the Cougar variant 4x4 armored vehicle known as the Iraqi Light Armored Vehicle (the “ILAV Vehicle”); and

Whereas, FPI owns and possesses engineering specifications, drawings, technical data, bills of material, part numbers and other technical information relating to the ILAV Vehicle, including all revisions, changes and additions thereto (the “Technical Data Pack” or the “TDP”) and has created or will create technical manuals, tooling, systems diagrams, process flow diagrams, vendor lists, and other documents and information relating to the design, performance, testing, manufacture, operation and repair of the ILAV Vehicle (collectively with the TDP, the “Confidential Information”); and

Whereas, FPI and BAE have agreed to team together to secure a U.S. Government contract (ref W56HZV-06-D-VB01) for the manufacture and sale of Cougar ILAV Vehicles to the US Army Tank Armament & Automotive Command (“TACOM”) it being currently contemplated by the parties that such contract could include up to 1050 ILAV Vehicles with all options (hereinafter referred to as the “ILAV Contract”); and

Whereas, As part of such teaming arrangement the parties have agreed that (i) BAE shall act as the prime contractor under the ILAV contract and FPI shall act as its subcontractor under a subcontract agreement (the “Subcontract”) pursuant to which FPI shall manufacture fifty percent (50%) of the vehicles required under the ILAV Contract (the “Subcontract Vehicles”) except as otherwise agreed to by the parties, and (ii) that FPI shall grant to BAE a production license to manufacture up to 1050 ILAV Vehicles under the ILAV Contract on such terms and conditions as may be acceptable to FPI.

Grant of Production License:

For and in consideration of the payment of the License Agreement Fee hereunder, FPI hereby grants to BAE a non-exclusive, revocable, “build to print” production license to use the IP, TDP, Improvements, as defined hereunder, and the Confidential Information, which license shall not be terminated except as provided herein, for the duration of contract W56HZV-06-D-VB01, referenced in the recitations, above:

•         For the purpose of manufacturing up to 1050 of the ILAV Vehicles required under the ILAV Contract, such permitted use to include without limitation developing tooling and manufacturing processes, contacting vendors, procuring materials, fabricating parts, assembling components and undertaking such other customary manufacturing activities as necessary to produce the ILAV Vehicles;

•         To make additions or revisions to the TDP or Confidential Information or otherwise to adapt, correct and otherwise conform the TDP or Confidential Information to BAE’s processes, which shall be deemed an Improvement as defined hereunder, for FPI’s unrestricted use and BAE’s use solely for the manufacture of those ILAV vehicles reserved for BAE pursuant to this License Agreement;

•         To sell and deliver the ILAV Vehicles to TACOM as required under the ILAV Contract; and

•         On the express condition that the parties mutually agree on the terms of the Subcontract and that the Subcontract includes a requirement that FPI be awarded production of not less than 50% of all ILAV Vehicles except as otherwise agreed to by the parties on terms acceptable to FPI.

The grant of the Production License Agreement by FPI shall in no event be construed as a grant of any other right, title or interest in and to the ILAV Vehicle, the IP, TDP or the Confidential Information, and BAE shall not use any IP, TDP or Confidential Information for any purpose other than as provided herein. BAE may attach limited drawings and specifications to purchase orders it issues to vendors and suppliers, subject to BAE’s compliance with the protection of FPI’s information as provided herein, solely for production of the ILAV Vehicles pursuant to this License Agreement, but BAE shall not otherwise transfer IP, TDP or Confidential Information or sub-license any of its rights under this License Agreement (whether to subcontractors or otherwise) without the express prior written consent of FPI, and shall not assert any right, title or claim to the IP or the Confidential Information. BAE shall have the right to provide TACOM with manuals for operation and for maintenance and repair of ILAV Vehicles and any other deliverable currently required under the ILAV Contract.

Ownership of Rights — Improvements:

FPI will provide to BAE for use under this agreement the TDP and Confidential Information for the ILAV Vehicle and FPI shall cooperate and assist BAE in making such additions or revisions to the TDP and Confidential Information as necessary to ensure the ILAV conforms to all performance and contractual requirements of the ILAV Contract, provided however that FPI shall at all times retain the exclusive legal right, title and interest in and to the TDP and the Confidential Information. BEA may propose changes to the TDP or Confidential Information, provided however that FPI shall have the exclusive right to make final changes to the TDP or to any of the Confidential Information.

BAE shall promptly disclose to FPI any new or improved designs, specifications, developments, enhancements or derivatives developed by BAE specifically for the ILAV Vehicles, relating to or capable of being used in the TDP, the Confidential Information or the ILAV Vehicles, whether patentable or not, which would make the vehicles cheaper, more effective, more easily produced, more useful or more valuable, or would in any other way enhance the TDP, the Confidential Information or the ILAV Vehicles (the “Improvements”). BAE hereby assigns to FPI all its right, title and interest in and to all Improvements upon their creation by BAE, and upon such creation the Improvements shall be deemed to be part of the IP and the use by BAE of such Improvements shall be deemed to be included in and covered by this License Agreement.

License Agreement Fee & Reports:

Except as otherwise provided herein, in consideration of the License granted pursuant to this License Agreement by FPI to BAE, BAE shall pay to FPI a fully earned, non-refundable license fee of $8,027 per vehicle for each ILAV Vehicle manufactured by BAE under the ILAV Contract (the “License Agreement Fee”). All payments made hereunder shall be free and clear of all taxes, fees, deductions or set-offs of whatever kind.

In the event that TACOM exercises any of the options on the ILAV Contract (“Option Vehicles”) and the Parties agree that BAE will manufacture more than 50% of any Option Vehicles, then BAE shall pay FPI a fully earned, nonrefundable license fee of $16,500 for each of the Subcontract Vehicles that would have been produced by FPI under the Subcontract but manufactured by BAE under the ILAV Contract (“Additional License Fee”).

The License Agreement fees shall become due on the last day of each calendar month in respect of all ILAV Vehicles accepted by the U.S. Government customer during such month. Acceptance shall be evidenced by a DD

Form 250, executed by the authorized agent or employee of the U.S. Government. BAE shall provide to FPI no later than the 5th business day following the end of each calendar month a report setting out the number of ILAV Vehicles manufactured during the preceding month and the number of ILAV Vehicles accepted during the preceding month, including their hull numbers or other identifying mark and a calculation of the amount of the License Agreement Fees payable in respect of such deliveries. BAE shall include payment of the License Agreement Fees in respect of such deliveries together with such report.

Without limiting in any way FPI’s remedies elsewhere contained in this License Agreement, BAE shall pay FPI interest on all overdue payments due to FPI under this License Agreement at the rate of two percent (2%) per month. The payment of such interest shall not replace any of FPI’s other rights under this License Agreement or at law resulting from BAE’s default by failure to pay any amount due.

BAE will maintain accurate records of all ILAV Vehicle production and deliveries with respect to which License Agreement Fees are payable under this section, and will make such record available to FPI for examination and copying, on reasonable notice, during normal business hours. BAE will also furnish copies of such records to FPI upon request. FPI will treat as confidential all and any information obtained by FPI or its representatives from BAE under this clause and will not disclose any such information to any third party except as required by law.

In the event that FPI’s Subcontract is terminated for default after FPI materially fails to perform any of its obligations under the Subcontract which is capable of being cured and such failure continues for a period of 10 calendar days after FPI receives written notice of default, BAE shall pay FPI a fully earned, nonrefundable license fee of $16,500 for each of the Subcontract Vehicles that would have been produced by FPI under the Subcontract but manufactured by BAE under the ILAV Contract (“Additional License Fee”). The License Agreement Fee and any Additional License Fee shall be payable in respect of all ILAV Vehicles delivered by BAE under the ILAV Contract whether or not the Subcontract is in effect.

Effective Date and Duration

This License Agreement shall be effective as from the date of signing by both parties (and provided that the Subcontract has been signed by both parties) and shall remain in effect until the earliest of (i) completion of all the work under the ILAV Contract (contract W56HZV-06-D-VB01) (ii) termination of this agreement by FPI in the event of default by BAE as provided hereunder, or (iii) termination of the Subcontract for convenience.

Representations & Warranties:

FPI shall use its best efforts to provide BAE with accurate TDP and Confidential Information relating to the ILAV Vehicles but makes no warranty regarding the accuracy of such TDP or Confidential Information or the ability of BAE to manufacture the ILAV Vehicles based on such information, and FPI shall have no liability to BAE with respect to the TDP or Confidential Information or the ILAV Vehicles or the use thereof.

FPI warrants to BAE (i) that FPI owns or has the right to use the IP, TDP and the Confidential Information and has paid or will pay any royalty or other fee as required for such ownership or right of use (ii) the FPI may grant this License Agreement to BAE and it may do so without the approval or consent of any third party, (iii) that the grant of such license to BAE does not violate any agreement binding upon or any obligation of FPI, and (iv) that none of the IP, TDP or the Confidential Information violates or infringes any patent, copyright, trademark, service mark or other right.

FPI will indemnify BAE against any liability and hold BAE harmless from any pay any loss, damage, cost and expense (including, without limitation, legal fees) which BAE incurs in connection with any breach of any of the warranties hereunder or any claim by a third party alleging facts that would constitute a breach of any of such warranties; provided, however, that this indemnity is limited solely to liability, loss, damage, cost and expense arising out of claims by third parties against the BAE, and FPI may, at its expense, defend any such claim, FPI will not be liable to BAE for any cost or expense incurred by BAE after FPI notifies BAE of its election. In any event, FPI will not be liable for loss of profits or incidental or consequential damages.

BAE will promptly notify FPI of any claim against BAE covered by FPI’s warranty hereunder with full details of the claim. BAE will cooperate in the defense of any such claim and will not settle the same without FPI’s written consent unless BAE releases FPI from all of FPI’s obligations under this section with respect to the claim.

EXCEPT AS PROVIDED HEREIN, THE LICENSE IS PROVIDED WITHOUT ANY WARRANTY OF ANY KING. IN NO EVENT WILL FPI BE LIABLE FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE IP, TDP AND/OR THE CONFIDENTIAL INFORMATION, OR ARISING OUT OF THE PRODUCTION OF THE ILAV VEHICLES, EVEN IF BAE HAS ADVISED FPI OF THE POSSIBILITY OF SUCH DAMAGES.

Protection of FPI’s Information:

In connection with the performance of the ILAV Contract, BAE may directly or indirectly become aware of or obtain technical or commercial information and/or documents of a confidential nature relating to FPI’s armored vehicles (including by way of illustration and not limitation the Buffalo, the Cougar and the MUV-R) FPI’s business operations and/or its business relationships (collectively all such information and documents that are marked as confidential shall be referred to as “FPI’s Company Information”). The parties agree to jointly mark any information that has already been provided if FPI indicates to BAE that such information is proprietary.

BAE shall protect and keep secret any and all Confidential Information and FPI’s Company Information which it acquires, and shall not at any time whether during the currency of this License Agreement or after its expiration or termination without the prior written consent of FPI disclose, divulge, make known, or in any way communicate, to any person in any part of the world, or permit or allow any of its employees or agents to disclose, divulge, make known or in any way communicate to any person in any part of the world, the Confidential Information or FPI’s Company Information, other than to BAE’s own employees, suppliers, subcontractors or consultants who need to know or use  such information for the limited purpose of enabling BAE to exercise its rights or perform its obligations under this License Agreement.

The foregoing shall not apply in the event that the Confidential Information or FPI’s Company Information (i) was in the public domain at the time of disclosure or thereafter enters the public domain through no breach of this or any other Agreement by BAE; (ii) was, at the time of receipt, otherwise known to BAE without restrictions as to use or disclosure; (iii) becomes known to BAE from a source other than FPI without breach of this or any other Agreement by BAE; (iv) is developed independently by BAE and without the reliance upon Confidential Information or FPI’s Company Information disclosed hereunder, or (v) is disclosed with the written approval of FPI.

BAE acknowledges that the Confidential Information and FPI’s Company Information is and will be disclosed to it on the express condition that it be used only for the limited and specific purpose of BAE exercising its rights and performing its obligations under this License Agreement and BAE will not otherwise use or attempt to use any of the Confidential Information or FPI’s Company Information for its own advantage or gain directly or indirectly. BAE shall not use or attempt to use any of the Confidential Information or FPI’s Company Information in any manner which may cause or be calculated to cause injury or loss (including injury or loss of or to, goodwill, customer confidence, commercial relationships or intellectual property rights) to FPI or any company related to FPI. BAE shall not copy the Confidential Information or FPI’s Company Information or allow it to be copied in whole or in part except as required under this agreement, without the prior written consent of FPI.

BAE shall take or cause to be taken such reasonable precautions as may be necessary to maintain the secrecy and confidentiality of the Confidential Information and FPI’s Company Information and to prevent its disclosure, including ensuring that each employee, sub-contractor or consultant of BAE who comes into possession of the Confidential Information or FPI’s Company Information or any part of it enters into a confidentiality agreement in favor of FPI binding the employee, sub-contractor or consultant to kept the Confidential Information secret and confidential, in terms substantially the same as the provisions hereof.

Subject only to the provisions hereof, BAE will immediately upon demand, either deliver up to FPI or destroy (and certify to FPI the proper destruction of) all material (whether documents, microfilm, magnetic tape, cassette or disk, computer software, laser disk, or any other medium of storing or recording information) comprising or containing any of the Confidential Information and FPI’s Company Information, including any and all copies in whole or in part thereof and any material on which BAE has itself recorded or stored in any form the Confidential Information or FPI’s Company Information or any part of it.

Nothing herein will prevent the disclosure of information that is required to be disclosed in order to comply with any applicable law or legally binding order of any court, government, semi-government authority or administrative or judicial body, provided that BAE:

•         informs FPI in writing, with as much advance notice as possible, of the proposed disclosure, giving full details of the circumstances of the proposed disclosure and of the relevant information to be disclosed;

•         gives FPI a reasonable opportunity to challenge the proposed disclosure in a court of law or other appropriate body;

•         furnishes only that portion of the Confidential Information or FPI’s Company Information which it is advised by written opinion of its legal counsel is legally required to be disclosed; and

•         exercises its best efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

The obligations hereunder relating to the treatment of the Confidential Information and FPI’s Company Information shall survive the termination of this agreement for a period of three years.

Protection of BAE’s Information:

In connection with the performance of the ILAV Contract, FPI may directly or indirectly become aware of or obtain technical or commercial information and/or documents of a confidential nature relating to BAE’s armored vehicles (including by way of illustration and not limitation the Bradley, the M109 Self-Propelled Howitzer, the M88 Recovery Vehicle and the Amphibious Assault Vehicle). BAE’s business operations and/or its business relationships (collectively all such information and documents that are marked as confidential shall be referred to as “BAE’s Company Information”).

FPI shall protect and keep secret any and all BAE’s proprietary and/or confidential information and BAE’s Company Information which it acquires, and shall not at any time whether during the currency of this License Agreement or after its expiration or termination without the prior written consent of BAE disclose, divulge, make known, or in any way communicate, to any person in any part of the world, or permit or allow any of its employees or agents to disclose, divulge, make known or in any way communicate to any person in any part of the world, the BAE’s proprietary and/or confidential information or BAE’s Company Information, other that to FPI’s own employees, suppliers, subcontractors or consultants who need to know or use such information for the limited purpose of enabling FPI to exercise its rights or perform its obligations under this License Agreement.

The forgoing shall not apply in the event that the Confidential Information or BAE’s Company Information (i) was in the public domain at the time of disclosure or thereafter enters the public domain through no breach of this or any other Agreement by FPI; (ii) was, at the time of receipt, otherwise known to FPI without restrictions as to use or disclosure; (iii) becomes known to FPI from a source other than BAE without breach of this or any other Agreement by FPI; (iv) is developed independently by FPI and without the reliance upon BAE’s proprietary and/or confidential information or BAE’s Company Information disclosed hereunder, or (v) is disclosed with the written approval of BAE.

FPI acknowledges that the BAE’s proprietary and/or confidential information and BAE’s Company Information is and will be disclosed to it on the express condition that it be used only for the limited and specific purpose of FPI exercising its rights and performing its obligations under this License Agreement and FPI will not otherwise use or attempt to use any of the BAE’s proprietary and/or confidential information or BAE’s Company Information for its own advantage or gain directly or indirectly. FPI shall not use or attempt to use any of the BAE’s proprietary and/or confidential information or BAE’s Company Information in any manner which may cause or be calculated to cause injury or loss (including injury or loss of or to, goodwill, customer confidence, commercial relationships or intellectual property rights) to BAE or any company related to BAE. FPI shall not copy the BAE’s proprietary and/or confidential information or BAE’s Company Information or allow it to be copied in whole or in party except as required under this agreement, without the prior written consent of BAE.

FPI shall take or cause to be taken such reasonable precautions as may be necessary to maintain the secrecy and confidentiality of the BAE’s proprietary and/or confidential information and BAE’s Company Information and to prevent its disclosure, including ensuring that each employee, sub-contractor or consultant of FPI who comes into possession of the BAE’s proprietary and/or confidential information or BAE’s Company Information or any part of it enters into a confidentiality agreement in favor of BAE binding the employee, sub-contractor or consultant to kept the BAE’s proprietary and/or confidential information secret and confidential, in terms substantially the same as the provisions hereof.

Subject only to the provisions hereof, FPI will immediately upon demand, either deliver up to BAE or destroy (and certify to BAE the proper destruction of) all material (whether documents, microfilm, magnetic tape, cassette or disk, computer software, laser disk, or any other medium of storing or recording information) comprising or containing any of the BAE’s proprietary and/or confidential information and BAE’s Company Information, including any and all copies in whole or in part thereof and any material on which FPI has itself recorded or stored in any form the BAE’s proprietary and/or confidential information or BAE’s Company Information or BAE’s Company Information or any part of it.

Nothing herein will prevent the disclosure of information that is required to be disclosed in order to comply with any applicable law or legally binding order of any court, government, semi-government authority or administrative or judicial body, provided that FPI:

•         Informs BAE in writing, with as much advance notice as possible, of the proposed disclosure, giving full details of the circumstances of the proposed disclosure and of the relevant information to be disclosed;

•         Gives BAE a reasonable opportunity to challenge the proposed disclosure in a court of law or other appropriate body;

•         Furnishes only that portion of the BAE’s proprietary and/or confidential information or BAE’s Company Information which it is advised by written opinion of its legal counsel is legally required to be disclosed; and

•         Exercises its best efforts to obtain reliable assurances that confidential treatment will be accorded to the BAE’s proprietary and/or confidential information.

The obligations hereunder relating to the treatment of the BAE’s proprietary and/or confidential information and BAE’s Company Information shall survive the termination of this agreement for a period of three years.

Infringements & Exclusions:

Each party shall notify the other immediately of any actual, suspected or anticipated infringement of the IP or any misuse of the Confidential Information of which it becomes aware. The notification shall contain suggestions as to the damage or potential damage which either or both parties are then suffering or are likely to suffer from such an infringement or misuse.

FPI may in its absolute discretion determine whether or not to take legal or other action against any third party for an actual or threatened or suspected infringement of the IP or any misuse of the Confidential Information, and if FPI elects to take legal or other action FPI:

•         shall bear all costs of the action;

•         shall have sole control over the form and conduct of such action;

•         may settle, compromise or discontinue the action as it thinks fit;

•         shall be entitled to any award of costs and/or damages made in relation to such action; and

•         shall indemnify BAE against any costs or damages for which BAE may become liable as a result of the proceedings provided that BAE has not authorized or contributed to the acts giving rise to the liability.

BAE will give FPI all authority, information and assistance requested by FPI to assist it to initiate, litigate, settle or compromise any proceedings by FPI in respect of any such infringement or misuse.

Default by BAE:

If BAE breaches any of the restrictions on use of the License Agreement or the obligations relating to the protection of IP, TDP, Improvements, Confidential Information or FPI’s Company Information, or if BAE fails to pay when due any amount owing under this License Agreement and such failure continues for a period of ten (10) calendar days, or if BAE fails to perform any of its other obligations under this License Agreement or materially fails to perform any of its obligations under the Subcontract which is capable of being cured and such failure continues for a period of ten (10) calendar days after BAE receives written notice of the default, FPI may terminate this License Agreement upon written notice to BAE of the termination. FPI’s rights under this Section are in addition to, and are not a limitation on or in substitution for, any other rights which FPI has by reason of any default, including, without limitation, any claim for damages.

Post Termination-Expiration:

Expiration or termination of this License Agreement shall not relieve BAE of any obligation to pay to FPI any license fees or other amount that had accrued prior to such expiration or termination, and shall not relieve FPI from the obligation to protect BAE’s Company Information or BAE’s obligation to protect IP, TDP, Confidential Information, Improvements and FPI’s Company Information as provided herein.

On the termination of this License Agreement for any reason, BAE shall:

•         immediately cease to use any of the IP, TDP, Improvements Confidential Information, and/or FPI Company Information;

•         immediately stop manufacturing the ILAV Vehicles;

•         immediately deliver to FPI an inventory listing all ILAV Vehicles manufactured pursuant to the terms of this License Agreement by BAE but as yet undelivered; and

•         immediately deliver to FPI all material (whether drawings, prototypes, or any other medium of storing or recording or embodying information) comprising or containing any of the IP, TDP, Improvements, Confidential Information and FPI Company Information, including any and all copies in whole or in part thereof and any material on which BAE has recorded or stored in any form the Confidential Information or any part of it.\

Restriction on Disclosure:

BAE acknowledges that the ILAV Vehicle is a defense article subject to applicable Federal export and import regulations, including but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended (50 U.S.C. §§ 2401-2420), the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.) and the requirements of the National Industrial Security Program Operating Manual (“NISPOM”). BAE (and its subcontractors, vendors and suppliers) shall not export, disclose, furnish or otherwise provide any technical information or services relating to the ILAV to any foreign person or entity, whether within the U.S. or abroad, without obtaining in advance FPI’s prior approval and (if required) appropriate U.S. Government export authorization.

Miscellaneous:

Notices. All communications and notices under or in connection with this License Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or personally delivered or telefaxed. All such communications shall be mailed or delivered to the appropriate address or telefax number set forth on the signature page hereof. Any notice so mailed shall be deemed to be given two (2) business days after when so mailed, and any notice so delivered shall be deemed to be given when receipted for by, or actually received by, an authorized officer of BAE or FPI, as the case may be.

Other License Agreements.  This License Agreement replaces and supersedes all prior agreements and understandings between the parties in respect of the subject matter set forth herein, including the interim letter of authority issued by FPI to BAE dated June 21, 2006. This License Agreement is intended to enable BAE to perform the work required under the ILAV Contract and is executed in conjunction with and as a condition precedent to the Subcontract. In the event of any conflict between this License Agreement and the Subcontract, this License Agreement shall prevail.

Assignment.  Either party may transfer and assign its rights and obligations under this License Agreement to any entity which succeeds to its business and assets by acquisition, merger or consolidation or which purchases the business and all or substantially all of the assets of the transferor. Except as so provided, neither party may transfer or assign any of its rights and obligations under this License Agreement without the written consent of the other party.

Indemnity.  BAE agrees to indemnify FPI and its officers, directors, employees, representatives, assigns, successors and affiliates (each an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all, claims, damages, liabilities and related costs and expenses to third parties asserting or alleging personal injury arising from the operation or use of the ILAV Vehicles licensed hereunder, including reasonable attorneys’ fees, incurred by or asserted against any Indemnitee.

GOVERNING LAW AND FORUM; WAIVER OF JURY TRIAL.   THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS. THE PARTIES HERETO HEREBY IRREVOCABLY (A) SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS; (B) AGREE THAT ALL CLAIMS IN RESPECT OF SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT; AND (C) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER SECURITY INSTRUMENT SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY AND STATE OF NEW YORK. EACH OF BAE AND FPI WAIVES THE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. BAE ACKNOWLEDGES AND AGREES THAT ANY BREACH OF THIS LICENSE AGREEMENT COULD CAUSE IRREPARABLE DAMAGE OR LOSS TO FPI FOR WHICH MONETARY DAMAGES WOULD BE INSUFFICIENT, THUS BAE AGREES THAT IN ADDITION TO ANY OTHER REMEDIES AVAILABLE HEREUNDER, FPI SHALL HAVE THE RIGHT TO INJUNCTIVE RELIEF, IN THE EVENT OF ANY ACTUAL OR THREATENED BREACH HEREOF.

Invalidity.  If one or more of the provisions of this License Agreement shall be held invalid, illegal, or unenforceable, such holding shall not affect any other provision of this document.

Survival of License Agreement. All representations, warranties, covenants, and agreements contained herein shall bind BAE and its successors and assigns, and shall inure to the benefit of FPI and its successors and assigns.

Waivers.  Rights and remedies of FPI hereunder are cumulative, and the exercise or partial exercise of any right or remedy shall not preclude the exercise of any other right or remedy. No failure to exercise and no delay in exercising any power or right under this License Agreement shall operate as a waiver thereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written. The parties agree that this License Agreement may be signed in counter-part copies and that facsimile copies of such counterparts shall be binding upon the parties to the same extent as the originals.

FORCE PROTECTION INDUSTRIES, INC.

By:	/s/ Raymond Pollard
Name: Raymond Pollard
Title: Chief Operating Officer

Date:	July 24, 2006

BAE SYSTEMS LAND & ARMAMENTS L.P.
Ground Systems Division

By:	/s/ S. Rajagopal
Name: S. Rajagopal
Title: V.P. and General Manager

Date:	July 24, 2006